Exhibit H(vi)

                            MASTER SERVICES AGREEMENT

      This Master Services Agreement ("Agreement") is made as of November 1, 2006, (the "Effective Date") between BISYS Fund Services Ohio, Inc. ("BISYS"), an Ohio corporation having a place of business at 3435 Stelzer Road, Columbus, Ohio 43219 and Commonwealth International Series Trust (the "Trust") a Massachusetts Business trust, having a place of business at 5847 San Felipe #850, Houston, Texas 77057.

      WHEREAS, the Trust desires that BISYS perform administration, fund accounting and transfer agency services for each of the investment portfolios of the Trust listed on Schedule A to this Agreement, as well as such additional investment portfolios as hereafter may be established by the Trust from time to time (each a "Fund" and collectively, the "Funds");

      WHEREAS, BISYS is legally qualified and has the requisite knowledge and expertise to perform and is willing to perform such services on the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Trust and BISYS hereby agree as follows:

      1. Retention of BISYS.

      The Trust hereby retains BISYS to act as administrator, fund accountant and transfer agent on behalf of the Trust and the Funds, and to furnish the Trust and the Funds with administrative, fund accounting and transfer agency services as set forth in Sections 2(a) through (c) below. BISYS and the Trust hereby agree that BISYS will perform the services upon the terms set forth in this Agreement and the Schedules attached thereto Agreement.

      BISYS shall, for all purposes herein, be deemed to be an independent contractor and, except as may otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust or Funds in any way, and shall not be deemed an agent of the Trust or any Funds.

      2. Services.

            (a) Administration Services. BISYS shall perform the administrative services set forth in Schedule B to this Agreement and, on behalf of the Trust, shall investigate, and conduct relations with, custodians, depositories, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Trust's operations. BISYS shall provide the Board of Trustees of the Trust (the "Board") and its committees with such reports regarding the Fund's investment performance as the Board or its committees may reasonably request, but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities. BISYS shall perform such other administration services, and furnish such reports, for the Trust and each of the Funds that are mutually agreed upon by the parties from time to time, for which the Trust will pay BISYS the amounts agreed upon between them.

            (b) Fund Accounting Services. BISYS shall perform for the Trust the fund accounting services set forth in Schedule C to this Agreement. BISYS shall also perform such special accounting services, and furnish such reports, for the Trust and the Funds to the extent agreed upon by the parties from time to time, for which the Trust will pay BISYS the amounts agreed upon between them.

            (c) Transfer Agency Services. BISYS shall perform for the Trust the transfer agency services set forth in Schedule D to this Agreement. BISYS also agrees to perform for the Trust such special transfer agency services, and furnish such reports, for the Trust and the Funds to the extent agreed upon by the parties from time to time, for which the Trust will pay BISYS the amounts agreed upon between them.

            (d) Blue Sky Administration Services. BISYS shall also perform the blue sky administration services in connection with the registration and qualification of the shares of the Funds for sale in the various jurisdictions. Utilizing sales data provided by the Funds' transfer agent, BISYS will prepare such reports, applications and documents as may be necessary to register the shares of the Funds with state securities authorities; BISYS will monitor the sale of shares for
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                  compliance with state securities laws, as described in
                  Schedule D. BISYS shall perform such special blue sky administration services for the Trust and each of the Funds that are mutually agreed upon by the parties from time to time, for which the Trust will pay BISYS the amounts agreed upon between them.

            Subject to the terms and provisions of this Agreement, BISYS shall perform the services in accordance with the service standards set forth in Schedule E.

      BISYS shall provide the Trust with all necessary office space, equipment, personnel and facilities (including facilities for shareholders' and Board meetings) for handling the affairs of the Trust and Funds and such other services as BISYS shall, from time to time, reasonably determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Board, BISYS shall make reports to the Board concerning the performance of its obligations hereunder at least annually or at such times as the Board may request.

      BISYS shall perform such other services for the Trust or the Funds that are mutually agreed upon by the parties from time to time, for which the Trust will pay BISYS the amounts agreed upon between them, from time to time. Except as explicitly set forth herein, BISYS shall only perform additional services as are set forth in an amendment to this Agreement, in consideration of such fees as the parties agree.

      BISYS may use one or more third parties to perform some or all of its obligations under this Agreement; provided, however, that BISYS shall not utilize any third parties to communicate telephonically with investors or shareholders of the Funds unless such third parties have been approved by the Trust, which approval shall not be unreasonably conditioned, withheld or delayed. BISYS shall be fully responsible for the acts of such third parties and shall not be relieved of any of its responsibilities under this Agreement by virtue of the use of such third parties.

            3. Allocation of Charges and Expenses.

      BISYS shall furnish at its own expense the executive, supervisory and clerical personnel (and all facilities, equipment, and support required for such personnel) necessary to perform its obligations under this Agreement. BISYS shall pay all compensation, if any, of officers and trustees of the Trust who are affiliated persons of BISYS or any affiliated entity of BISYS; provided, however, that unless otherwise specifically provided, BISYS shall not be obligated to pay the compensation of any employee or agent of the Trust (who is not a BISYS agent or employee) retained by the Board to perform services on behalf of the Trust.

      The Trust assumes and shall pay or cause to be paid all other expenses of the Trust not otherwise allocated to BISYS herein, including, without limitation, organization costs, taxes, expenses for Trust legal and auditing services, the expenses of preparing including typesetting, printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders (as defined below), all expenses incurred in connection with issuing and redeeming shares of beneficial interest in the Funds ("Shares"), the cost of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of trustees who are not affiliated persons of BISYS or any affiliate of BISYS (fees for other "interested trustees" may be paid by parties other than the Trust), insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers.

      4. Fees and Expenses.

            (a) The Trust shall pay BISYS for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in, Schedule F to this Agreement. Fees for any additional services to be provided by BISYS pursuant to an amendment to any of Schedules B, C or D shall be subject to mutual agreement at the time such amendment is proposed.

            (b) In addition to paying BISYS the fees set forth in Schedule F, the Trust agrees to reimburse BISYS for all of its actual out-of-pocket expenses reasonably incurred in providing services hereunder, and not otherwise allocated herein, including without limitation:

                  (i) All direct telephone, telephone transmission and telecopy or other electronic transmission out of pocket expenses incurred in communication with the Trust or the Trust's investment adviser or custodian, broker-dealers, shareholders or others as required for BISYS to perform the services to be provided hereunder;
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                  (ii)  The cost of microfilm or microfiche of records or other electronic storage of Trust records and other materials;

                  (iii) All freight and other delivery and bonding charges
                        incurred in delivering materials to and from the Trust, its investment advisers and custodian;

                  (iv) All printing, production (including graphics support, copying, and binding) and distribution expenses incurred in relation to Board meeting materials;

                  (v)   Check and payment processing fees;

                  (vi)  Fulfillment;

                  (vii) IRA custody and other related fees;

                  (viii) NSCC and related costs;

                  (ix)  Sales taxes;

                  (x)   Costs of tax forms;

                  (xi)  Cost of shareholder correspondence;

                  (xii) Costs of tax data services;

                  (xiii) Costs of rating agency services'

                  (xiv) All out of pocket costs incurred in connection with
                        BISYS' provision (if applicable, under Section 23 of this Agreement) of Trust officers and in connection with administration services, including, without limitation, travel and lodging expenses incurred by officers and employees of BISYS in connection with attendance at Board or other Trust's meetings not held on BISYS' premises for which such attendance is requested or agreed upon by the parties; and

                  (xv) Any expenses incurred at the written direction of an officer of the Trust; provided however, that such officer is not an officer or employee of BISYS or its affiliates.

BISYS agrees that it shall act in good faith to keep any increases in out-of-pocket expenses reasonable, and BISYS shall notify the Trust of any significant increases in out-of-pocket expenses that would have a material impact on the Trust.

            (c) In addition, BISYS shall be entitled to receive the following miscellaneous fees and charges:

                  (i) Ad hoc reporting fees billed, when mutually agreed upon between BISYS and the Trust in writing, according to applicable rate schedules;

                  (ii) Fees for pricing information used in connection with pricing the securities and other investments of each Fund, provided that the Fund shall not be charged an amount greater than the amount the Fund would be charged if it obtained the information directly from the relevant vendor or vendors, including costs incurred by BISYS to Fair Value Information Vendors (as defined in Schedule C) with respect to the provision of fair value pricing information to BISYS for use in valuing the portfolio holdings of a specific Fund or Funds that the Trust designates as being subject to fair value determinations and for which services are to be provided by BISYS hereunder (such costs shall be incurred at the discounted group rate made available to BISYS clients, if applicable);

                  (iii) A fee for managing and overseeing the report, print and mail functions performed by BISYS using third-party vendors, not to exceed $.04 per page for Board meeting materials; tax forms and statements of average cost, and $.03 per page for daily confirmations, periodic statements, new account letters and maintenance letters; fees for programming in connection with creating or changing the forms of statements, billed at a mutually agreed upon rate; and costs for postage, couriers, stock computer paper, computer disks, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other forms of printed material (including the costs of preparing and printing all printed materials) which shall be required for the performance of the services to be provided hereunder;

                  (iv) Fees and expenses associated with providing the "AML Services," as defined in Section 23 of this Agreement, and as set forth in further detail on Schedule E;

                  (v) System development fees, billed at a mutually agreed upon rate as approved by the Trust, and all systems-related expenses, as agreed upon in advance, associated with the provision of special reports and services;

                  (vi) Fees for development of any custom interfaces, billed at a mutually agreed upon rate;

                  (vii) Interactive Voice Response System fees, charged
                        according to BISYS' standard rate schedule, and applicable to the level of service (e.g., basic, transaction, premium) selected; and

                  (viii) In the event that BISYS is requested or authorized by the Trust or is required by governmental regulation, summons, subpoena, investigation, examination or other legal or regulatory process to produce documents or personnel with respect to services provided by BISYS to the Trust or any Fund, the Trust will, so long as BISYS is not the subject of the investigation or proceeding in which the information is sought, pay BISYS for its professional time (at its standard billing rates) and reimburse BISYS for its out-of-pocket expenses (including reasonable attorneys fees) incurred in responding to such requests or requirements.

                  (ix) In the event that the Trust or any Fund is requested or authorized by BISYS or is required by governmental regulation, summons, subpoena, investigation, examination or other legal or regulatory process to produce documents or personnel with respect to services rendered by BISYS under this agreement, BISYS will, so long as the Trust is not the subject of the investigation or proceeding in which the information is sought, pay the Trust for its professional time (at its standard billing rates not to exceed BISYS' standard rates) and reimburse the Trust for its out-of-pocket expenses (including reasonable attorneys fees) incurred in responding to such requests or requirements.

                  (x)   Blue Sky check processing and payment fees.

      All rights of compensation under this Agreement for services performed and for expense reimbursement and for payment of miscellaneous fees and charges shall survive the termination of this Agreement.

      Upon reasonable advance request of the Trust, BISYS shall make available for review by the Trust or its agent during normal business hours, at BISYS' premises, supporting documentation for all fees and expenses charged under this Agreement.

      5. Effective Date.

      This Agreement shall become effective as of the date first written above (the "Effective Date"); provided, however, that only the services set forth in Schedule B (except for Items 13 and 15) shall commence on the Effective Date. The services set forth in Schedule C of this Agreement, Items 13 and 15 of Schedule B of this Agreement, and Item 7 of Schedule D shall commence on November 20, 2006, and the remainder of services set forth in Schedule D and all other services (such as the provision of certifying officers) shall commence upon completion of conversion, which is anticipated to be on or about February 28, 2007 (the "Conversion Date").

      6. Term; Liquidated Damages; Termination.

      (a) This Agreement shall continue in effect for an initial term ending October 31, 2011 (the "Initial Term"). Thereafter, unless otherwise terminated pursuant to this Agreement, this Agreement shall be renewed automatically for successive one year periods ("Rollover Periods"). This Agreement may be terminated only (i) by provision of a written notice of non-renewal provided at least 90 days prior to the end of the Initial Term or any Rollover Period (which notice of non-renewal will cause this Agreement to terminate as of the end of the Initial Term or such Rollover Period, as applicable), (ii) by mutual agreement of the parties, or (iii) for "cause," as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause.

      (b) For purposes of this Section 6, "cause" shall mean (a) a material breach of this Agreement that has not been remedied within 30 days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or (d) the sale or transfer of a controlling interest in, or the sale or transfer of all or substantially all of the assets of, the party to be terminated or its parent-company if such sale or transfer either (i) has, or can reasonably be expected to have (in the reasonable judgment of an objective third party), a material adverse effect on such party's ability to perform its obligation under this Agreement or (ii) causes or can reasonably be expected to cause (in the reasonable judgment of an objective third party) material harm to the reputation of the terminating party (in the case of either (i) or (ii), the 60-day termination notice described above shall be provided within ninety (90) days after the terminating party receives notice of such sale or transfer).

      (c) In connection with the termination of this Agreement, if a successor to BISYS' duties or responsibilities under this Agreement is designated by the Fund by written notice to BISYS, BISYS will promptly on the Termination Date, transfer to the successor all records which belong to the Fund and will provide appropriate, reasonable and professional cooperation in transferring such records and its functions to the named successor. Notwithstanding the foregoing, following any such termination, in the event that BISYS in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit to this Agreement) with the consent of the Trust, the provisions of this Agreement, including without limitation the provisions dealing with compensation and indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by BISYS but unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Trust shall pay to BISYS, in addition to the fees and expenses provided in Sections 3 and 4 of this Agreement, the amount of all of BISYS' reasonable and approved by the Trust cash disbursements in connection with BISYS' activities in effecting such termination, including without limitation, the delivery to the Trust, its investment adviser and/or other parties of the Trust's property, records, instruments and documents, such amount to be paid on or before the date of such termination.

      (d) If, after giving a notice of termination pursuant to Section 6(a) above, the Trust desires to transfer to its new service provider certain of the services in advance of the termination date stated in the notice, BISYS shall make a good faith effort to facilitate such earlier conversion, to the extent such facilitation does not negatively impact BISYS in any respect, whether by virtue of loss of anticipated revenues, added expense or otherwise, and provided that the Trust is not in breach of this Agreement.

      (e) If the Trust terminates this Agreement for any reason other than (i) non-renewal, (ii) mutual agreement of the parties, or (iii) "cause," or BISYS is replaced as service provider to the Trust or some of the Funds, then the Trust shall make a one-time cash payment to BISYS in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, as follows:

      (i) if such triggering event occurs during the first two years of the Agreement, an amount equal to 12 months of the fees that would be due BISYS for its services under this Agreement; or

      (ii) if such triggering event occurs during the third year of this Agreement, an amount equal to 9 months of the fees that would be due BISYS for its services under this Agreement; or

      (iii) if such triggering event occurs during the fourth year of this Agreement, an amount equal to 6 months of the fees that would be due BISYS for its services under this Agreement;

      (iv) if such triggering event occurs during the fifth year of this Agreement, an amount equal to 3 months of the fees that would be due BISYS for its services under this Agreement.

assuming for purposes of the calculation of the one-time payment that the fees that would be due to BISYS shall be based upon the average fees payable to BISYS monthly during the 12 months prior to the triggering event.

      (f) In the event that the Trust or any Fund is, in part or in whole, liquidated, dissolved, merged into a third party, acquired by a third party, or involved in any other transaction that materially reduces the assets and/or accounts serviced by BISYS pursuant to this Agreement, the liquidated damages provision set forth above shall be applicable in those instances in which BISYS is not retained to provide fund accounting, administration and transfer agency services consistent with this Agreement, including level of assets subject to such services.

      (g) If one of the events described above is partial (e.g., a termination of BISYS as provider of some but not all of the services set forth in this Agreement, or a liquidation of some but not all of the Funds), the liquidated damages amount payable by the Trust shall be appropriately adjusted on a pro rata basis.

      (h) Any liquidated damages amount payable to BISYS shall be paid by the Trust on or before the date of the event that triggers the payment obligation.

      (i) The parties further acknowledge and agree that, upon the occurrence of any of the events described above: (i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the liquidated damages payment described above is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

      7. Standard of Care; Force Majeure; Limitation of Liability.

      (a) BISYS shall use reasonable professional diligence in the performance of services under this Agreement, but shall not be liable to the Trust for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of BISYS shall be confined to those expressly set forth in this Agreement, and no implied duties are assumed by or may be asserted against BISYS under this Agreement.

      (b) BISYS shall maintain adequate and reasonably reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement; provided that BISYS does not guaranty that the computer and other equipment will function at all times. Notwithstanding any other provision of this Agreement, BISYS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond BISYS' control. Events beyond BISYS' control include, without limitation, force majeure events, such as natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its control, it is understood that BISYS shall follow its established applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption. Upon the Trust's reasonable request, BISYS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder.

      (c) BISYS shall provide the Trust, at such times as the Trust may reasonably request, copies of reports rendered by independent auditors on the internal controls and procedures of BISYS relating to the services provided by BISYS under this Agreement.

      (d) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL BISYS, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING LOST REVENUE, LOST PROFITS, AND LOST OR DAMAGED DATA, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

      8. Legal Advice.

      BISYS may apply to the Trust if BISYS reasonably determines that it is in need of the advice of counsel to the Trust with regard to BISYS' responsibilities and duties pursuant to this Agreement. If counsel to the Trust believes that there would be a conflict of interest in rendering such advice, then counsel shall so notify BISYS and shall not render such advice unless BISYS then waives the conflict of interest in writing. BISYS may rely upon the advice of counsel to the Trust; however, this Agreement shall not obligate counsel to the Trust to render such advice. After so notifying the Trust, if BISYS does not obtain the advice of counsel to the Trust (whether by virtue of an unwaived conflict of interest or otherwise) within a reasonable period of time, BISYS shall be entitled to seek, receive and act upon advice of legal counsel of its reasonable choosing at the reasonable expense of the Trust unless relating to a matter involving BISYS' willful misfeasance, bad faith or negligence in the performance of its duties hereunder or reckless disregard of BISYS' failure to perform its responsibilities and duties hereunder. BISYS shall in no event be liable to the Trust or any Fund or any shareholder or beneficial owner of the Trust for any action reasonably taken pursuant to legal advice rendered in accordance with this paragraph. For the avoidance of doubt, but without limiting the other provisions of this Agreement, without limitation, Section 10, it is acknowledged that this Section 8 is not intended to require the Trust to reimburse BISYS for its legal expenses incurred in connection with a dispute with the Trust.

      9. Instructions/Certain Procedures, etc.

      (a) BISYS shall be protected in acting upon any document that it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. BISYS will not be held to have notice of any change of authority of any officers, employees or agents of the Trust until receipt of actual notice thereof from the Trust.

      (b) Subject to Section 23(b) of this Agreement, whenever BISYS is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder ("shareholder's agent"), concerning such shareholder's account in a Fund, BISYS shall be entitled to rely upon any certificate, letter or other instrument or communication (including electronic mail), reasonably believed by BISYS to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Trust or by the shareholder or shareholder's agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Trust or any other person authorized by the Board or by the shareholder or shareholder's agent, as the case may be.

      (c) As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the relevant then-current Prospectus and Statement of Additional Information of the Trust, to the extent that such services are described therein unless BISYS receives written instructions to the contrary in a timely manner from the Trust.

      (d) The parties may amend any procedures adopted, approved or set forth herein by written agreement as may be appropriate or practical under the circumstances, and BISYS may reasonably assume that any special procedure which has been approved by an executive officer of the Trust (other than an officer or employee of BISYS or its affiliates) does not conflict with or violate any requirements of the Trust's Declaration of Trust, By-Laws or then-current Prospectus.

      (e) The Trust acknowledges receipt of a copy of BISYS' policy related to the acceptance of trades for prior day processing (the "BISYS As-of Trading Policy"). BISYS may amend the BISYS As-of Trading Policy from time to time in its sole discretion, but will provide prompt notice to the Trust of such amendment. BISYS may apply the BISYS As-of Trading Policy whenever applicable, unless BISYS agrees in writing to process trades according to such other as-of trading policy as may be adopted by the Trust and furnished to BISYS by the Trust.

      (f) The Trust acknowledges and agrees that deviations from BISYS' written transfer agent compliance procedures may involve a substantial risk of loss. In the event an authorized representative of the Trust (other than an officer or employee of BISYS or its affiliates) requests that an exception be made from any written compliance or transfer agency procedures adopted by BISYS, or any requirements of the AML Program (as defined in Section 16 of this Agreement), BISYS may in its sole discretion determine whether to permit such exception. In the event BISYS determines to permit such exception, the same shall become effective when set forth in a written instrument executed by an authorized representative of the Trust (other than an officer or employee of BISYS or its affiliates) and delivered to BISYS (an "Exception"); provided that an Exception concerning the requirements of the Trust's AML Program shall also be authorized by the Trust's AML Compliance Officer (as defined in Section 16 of this Agreement). An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until BISYS receives written notice from the Trust that such instrument has been terminated and the Exception is no longer in effect). Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as BISYS acts in good faith, BISYS shall have no liability for any loss, liability, expenses or damages to the Trust resulting from the Exception, and the Trust shall indemnify BISYS and hold BISYS harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages resulting to BISYS therefrom.

      (g) The Trust instructs and authorizes BISYS to provide information pertaining to the Funds' investments to Fair Value Information Vendors (as defined in Schedule C) in connection with the fair value determinations made under the Trust's Valuation Procedures (as defined in Schedule C) and other legitimate purposes related to the services to be provided hereunder. The Trust acknowledges that while BISYS' services related to fair value pricing are intended to assist the Trust and its Board in its obligations to price and monitor pricing of Fund investments, BISYS does not assume responsibility for the accuracy or appropriateness of pricing information or methodologies, including any fair value pricing information or adjustment factors.

      10. Indemnification.

      (a) The Trust shall indemnify and hold harmless BISYS and its affiliates, subsidiaries and parents, and their employees, agents, directors, officers and nominees from and against any claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses (collectively, "Losses") resulting directly and proximately from BISYS' performance of services under this Agreement or, if applicable, upon BISYS' reasonable reliance on information, records, instructions or requests pertaining to services hereunder, that are given or made to BISYS by the Trust, the investment adviser, or other authorized agents of the Trust; provided that this indemnification shall not apply to actions or omissions of BISYS involving its own bad faith, willful misfeasance, negligence in the performance or reckless disregard by BISYS, of its obligations and duties under this Agreement.

      (b) BISYS shall indemnify, defend, and hold the Trust and its affiliates, subsidiaries and parents, and its trustees, officers, agents and nominees harmless from and against Losses resulting directly and proximately from BISYS' willful misfeasance, bad faith or negligence in the performance of, or the reckless disregard of, its duties or obligations hereunder; provided that this indemnification shall not apply to actions or omissions of the Trust involving bad faith, willful misfeasance, negligence or reckless disregard by the Trust of its obligations and duties.

      (c) In order that the indemnification provisions contained herein shall apply, if in any case a party may be asked to indemnify or hold the other party harmless, the other party shall fully and promptly advise the indemnifying party in writing of all pertinent facts concerning the situation in question. The party seeking indemnification will use all reasonable care to identify and notify the indemnifying party in writing promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be withheld or delayed unreasonably.

      (d) The indemnifying party shall be entitled to participate in at its own expense or, if it so elects, to assume the defense of any claim or suit subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. An indemnifying party shall not effect any settlement without the consent of the indemnified party (which shall not be withheld or delayed unreasonably by the indemnified party) unless such settlement imposes no liability, responsibility or other obligation upon the indemnified party and relieves it of all fault. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of counsel retained by the indemnified party and reasonably satisfactory to the indemnifying party. The indemnity and defense provisions set forth herein shall survive the termination of this Agreement.

      (e) The provisions of this Section 10 are subject to the provisions of
Section 9 and Section 23(c) of this Agreement.

      11. Record Retention and Confidentiality.

      BISYS shall keep and maintain on behalf of the Trust all books and records which are customary or which are required to be kept in connection with BISYS' services pursuant to applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Trust Act of 1940, as amended (the "1940 Act"). BISYS further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust at reasonable times or by the Securities and Exchange Commission (the "Commission") promptly.

      BISYS shall otherwise keep confidential all books and records relating to the Fund and its shareholders, except when (i) disclosure is required by law,
(ii) BISYS is advised by Trust counsel that it may incur liability for failure to make a disclosure, (iii) BISYS is requested to divulge such information by duly-constituted authorities or court process, (iv) BISYS is requested to make a disclosure by a shareholder or shareholder's agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest and a legal right to such information at such time consistent with the Trust's Declaration of Trust , Prospectus and applicable law, or (v) as requested or authorized by the Trust (including pursuant to its policies and procedures). BISYS shall provide the Trust with reasonable advance notice of disclosure pursuant to items (i) - (iii) of the previous sentence, to the extent reasonably practicable. The provisions of this Section 11 are subject to the provisions of Section 23(b) of this Agreement (Anti-Money Laundering Provisions).

      12. Reports.

      BISYS shall furnish to the Trust and to its properly-authorized auditors, investment advisers, examiners, distributors, broker-dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports at such times as are prescribed pursuant to this Agreement (or schedules to this Agreement), or as subsequently agreed upon by the parties pursuant to an amendment to this Agreement (or schedules to this Agreement). The Trust agrees to examine each such report or copy provided to it promptly and will report or cause to be reported to BISYS any errors or discrepancies therein.

      13. Rights of Ownership.

      All computer programs, systems and procedures employed or developed by BISYS, or on behalf of BISYS by system providers or vendors used by BISYS, to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data maintained hereunder, excepting such computer programs, systems and procedures, are the exclusive property of the Trust. All such records and other data which is the property of the Trust shall be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

      14. Return of Records.

      BISYS shall promptly upon the Trust's demand, turn over to the Trust and cease to retain BISYS' files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records shall be retained by BISYS, at the expense of the Trust, for six (6) years from the date of creation. At the end of such six-year period, such records and documents shall be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

      15. Bank Accounts.

      BISYS is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Trust with such bank or banks as are acceptable to the Trust, as may be necessary or appropriate from time to time in connection with the transfer agency services to be performed hereunder. The Trust shall be deemed to be the customer of such bank or banks for purposes of such accounts. To the extent that the performance of such services hereunder shall require BISYS to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes hereunder, the Trust shall provide such bank or banks with all instructions and authorizations necessary for BISYS to effect such disbursements.

      16. Representations and Warranties of the Trust.

      The Trust represents and warrants to BISYS that:

            (a) It is a Business Trust validly existing under the laws of the jurisdiction of its formation, and has full capacity and authority to enter into this Agreement and to carry out its obligations hereunder;

            (b) It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

            (c) To its knowledge, it is in compliance in all material respects with all laws and regulations applicable to its business and operations through the date hereof;

            (d) This Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties;

            (e) By virtue of the Declaration of Trust, shares of each Fund which are redeemed by the Trust may be resold by the Trust; and

            (f) The Trust has adopted a written anti-money laundering program, which has been provided to BISYS pursuant to Section 19 of this Agreement (the "AML Program"), and has appointed an officer of the Trust as the Trust's anti-money laundering compliance officer ("AML Compliance Officer"), (ii) the AML Program and the designation of the AML Officer have been approved by the Board, (iii) the delegation of certain services thereunder to BISYS, as provided in Section 23 of this Agreement, has been approved by the Board, and (iv) the Trust will submit any material amendments to the AML Program to BISYS for BISYS' review and consent prior to adoption, in accordance with Section 21 of this Agreement. BISYS will commence performing the AML services set forth herein at such time as BISYS commences performing the transfer agency duties and responsibilities set forth in this Agreement. -

            (g) The Trust has entered into a confidentiality agreement, in accordance with U.S. Department of the Treasury, Financial Crimes Enforcement Network ("FinCEN") release FIN-2006-G013, dated October 4, 2006, with Funds' investment adviser, and the Trust hereby authorizes BISYS, acting in its capacity as transfer agent, to provide the investment adviser with information related to shareholder Suspicious Activity Reports, upon request.

      17. Representations and Warranties of BISYS.

      BISYS represents and warrants to the Trust that:

            (a) It is a corporation duly incorporated and validly existing under the laws of the State of Ohio, and has full capacity and authority to enter into this Agreement and to carry out its obligations hereunder;

            (b) It has and shall continue to have all necessary authorizations, licenses and permits to carry out its business as currently conducted and to discharge its obligations hereunder;

            (c) To its knowledge, it is, and shall continue to be, in compliance in all material respects with all provisions of law applicable to it in connection with its services hereunder, including Section 17A(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

            (d) The various procedures and systems which it has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Trust and BISYS' equipment, facilities, and other property used in the performance of its obligations hereunder are reasonable and adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; and

            (e) This Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties;

            (f) That, to its knowledge, it has no undisclosed, material regulatory, civil, or criminal investigations, proceedings, claims or lawsuits, filed or pending against it, that would have a material adverse effect on its ability to provide the services.

            (g) That during the term of this Agreement, it will promptly provide a copy to the Trust of any press release issued by BISYS regarding any material regulatory, civil or criminal investigation, proceeding, claim or lawsuit, filed or pending against it, that would have a material adverse effect on BISYS' ability to provide the services.

            (h) The various procedures and systems which BISYS has implemented with regard to safeguarding from loss or damage its records, data, equipment, facilities, and other property used in the performance of its obligations hereunder are reasonable and adequate and it will make changes therein from time to time as are required for the secure performance of its obligations hereunder.

            (i) It is duly registered with the appropriate regulatory agency as a transfer agent and such registration will remain in full force and effect for the duration of this agreement.

            (j) It has not entered into any agreement with the Trust's investment adviser with respect to marketing the shares of the Funds that has not been disclosed to the Board, nor has BISYS made any representations to the investment adviser or its personnel regarding monetary or other compensation to be paid to the investment adviser in connection with this Agreement that has not been fully disclosed to the Board. From time to time, upon written request of the Trust, BISYS shall submit a written certification to the Trust with respect to the accuracy of this representation, as of the time of such certification.

            (k) It has and will continue to have access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement.

      EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY BISYS ARE COMPLETELY DISCLAIMED.

      The foregoing disclaimer does not negate indemnification obligations under
Section 10.

      18. Insurance.

      BISYS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage, in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Trust, BISYS shall provide evidence that coverage is in place. BISYS shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be reduced or canceled. Such notification shall include the date of cancellation or reduction and the reasons therefore. BISYS shall notify the Trust promptly of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust promptly should the total outstanding claims made by BISYS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

      19. Information to be Furnished by the Trust and Funds.

      Upon the request of BISYS, the Trust agrees to furnish to BISYS the following:

            (a)   A copy of the Declaration of Trust and any amendments thereto;

            (b)   A copy of the Trust's By-laws and any amendments thereto;

            (c) A copy of the resolutions of the Board regarding (i) approval of this Agreement and authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct BISYS hereunder; and (ii) authorization of BISYS to act as administrator, fund accountant and transfer agent for the Trust;

            (d) A certified list of all officers of the Trust, with the Trust's AML Compliance Officer included among the officers therein, and any other persons (who may be associated with the Trust or its investment advisor), together with specimen signatures of those officers and other persons who (except as otherwise provided herein to the contrary) shall be authorized to instruct BISYS in all matters;

            (e) Copies of each of the following then-current documents utilized by the Trust:

                  (i)   Prospectuses and Statement of Additional Information;

                  (ii)  Distribution Agreement; and

                  (iii) All other forms commonly used by the Trust or its
                        distributor with regard to their relationships and transactions with shareholders of the Funds.

            (f) A certificate as to shares of the Trust authorized, issued, and outstanding as of the Effective Date and as to receipt of full consideration by the Trust for all shares outstanding;

            (g) A copy of the Trust's written AML Program, including any related policies and procedures;

            (h) A copy of the disclosure controls and procedures of the Funds ("Fund DCPs") as contemplated in Item 22 of Schedule B; and

            (i)   The Trust's Valuation Procedures as defined in Schedule C.

      20. Information Furnished by BISYS.

      BISYS agrees to furnish to the Trust, upon its request, evidence of the following:

            (a) Approval of this Agreement by BISYS, and authorization of a specified officer of BISYS to execute and deliver this Agreement;

            (b) Authorization of BISYS to act as Transfer Agent, Fund Accountant and Administrator for the Trust;

            (c)   The current BISYS As-of Trading Policy; and

            (d) The current version of BISYS written polices and procedures with respect to its provision on AML Services (as defined in Section 23 below).

            Upon request of the Trust, BISYS shall furnish a copy of the relevant provisions of its internal policies on service of employees as executive officers of funds ("BISYS Policies"), and any material amendments thereto.

      21. Amendments to Documents.

      The Trust will provide BISYS with advance notice of any material amendments to the items set forth in Section 19 of this Agreement. BISYS will not be responsible for changing or conforming its services to any such amendments until BISYS has reviewed and accepted responsibility for the relevant changes in services; provided, however, that BISYS agrees to be responsible for changing or conforming its services to any such amendments where such changes to its services will not increase the burden (including, without limitation, cost or risk) to BISYS, as reasonably determined by BISYS, subject to BISYS' receipt of advance written notice of amendments, and further subject to BISYS' timetable for the implementation of such changes, and the Trust's agreement to reimburse BISYS for any costs of implementation. BISYS will consider changes to its services in good faith. In the event that any amendment to the items set forth in Section 19 of this Agreement, or any change in laws applicable to the Trust would require BISYS to make specific changes to its service model, BISYS will use reasonable good faith efforts to inform the Trust of the changes that would be necessary, and set out the estimated costs and estimated implementation timetable for any additional services. The parties shall then in good faith agree to mutually agreeable terms applicable to such additional service. BISYS shall furnish the Trust with written copies of any amendments to, or changes in, any of the items referred to in this Section 21.

      22. Reliance on Amendments.

      BISYS may rely on any amendments to or changes in any of the documents and other items to be provided by the Trust pursuant to Sections 19 and 21 of this Agreement and the indemnification provisions of Section 10 hereof are applicable to BISYS' reasonable reliance upon such amendments and/or changes. Although BISYS is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 19 and 21 of this Agreement, in the event the same relate to services provided by BISYS hereunder, BISYS shall have no liability for failure to comply with or take any action in conformity with such amendments or changes except as provided in
Section 21 of this Agreement or as otherwise agreed upon in writing.

      23. Compliance with Laws.

      (a) Prospectus and Public Offering. Except for information which is the obligation of BISYS as set forth in Section 11 of this Agreement, and except as provided in the services listed in the schedules to this Agreement which call for information to be provided by BISYS for inclusion in the Prospectus, the Trust assumes full responsibility for the preparation, contents, and distribution of each Prospectus of the Trust in compliance with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. Subject to its obligations herein with respect to "blue sky" filings, BISYS shall have no obligation to take cognizance hereunder of laws relating to the sale of the Funds' shares. The Trust represents and warrants that all shares of the Funds that are offered to the public are covered by an effective registration statement under the 1933 Act and the 1940 Act.

      (b) Anti-Money Laundering Provisions. The Trust acknowledges that it is a financial institution subject to the law entitled Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism ("USA PATRIOT") Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts") and shall comply with the AML Acts and applicable regulations adopted thereunder (collectively, the "Applicable AML Laws") in all relevant respects, subject to the delegation of certain responsibilities to BISYS, as provided in the next paragraph below.

      The Trust hereby delegates to BISYS the performance, on behalf of the Trust, of the anti-money laundering services set forth under Item 6 of Schedule D (the "AML Services") with respect to the shareholder accounts maintained by BISYS pursuant to this Agreement, and BISYS agrees to the foregoing delegation and agrees to perform such services in accordance with the Trust's AML Program for the fee set forth on Schedule E to this Agreement. In connection therewith, BISYS agrees to maintain policies and procedures, and related internal controls, that are consistent with the Trust's AML Program and the requirement that the Trust employ procedures reasonably designed to achieve compliance with the Applicable AML Laws including the requirement to have policies and procedures that can be reasonably expected to detect and cause the reporting of transactions under Section 5318 of the Bank Secrecy Act. BISYS' obligations under this delegation shall be subject to Sections 19 and 21 of this Agreement, which require that the AML Program and any material amendments thereto be submitted to BISYS for its review and consent prior to adoption.

      The Trust agrees and acknowledges that, notwithstanding the delegation provided for in the foregoing paragraph, the Trust maintains full responsibility for ensuring that its AML Program is, and shall continue to be, reasonably designed to ensure compliance with the Applicable AML Laws, in light of the particular business of the Trust, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering.

      In connection with the foregoing delegation, the Trust also acknowledges that the performance of the AML Services involves the exercise of discretion which in certain circumstances may result in consequences to the Trust and its shareholders (such as in the case of the reporting of suspicious activities and the freezing of shareholder accounts). In this regard, (i) under circumstances in which the AML Program authorizes the taking of certain actions, BISYS is granted the discretion to take any such action as may be authorized under the AML Program, and consultation with Trust shall not be required in connection therewith unless specifically required under the AML Program, and (ii) the Trust instructs BISYS that it may avail the Trust of any safe harbor from civil liability that may be available under Applicable AML Laws for making a disclosure or filing a report thereunder.

      As concerns Networked Level III accounts and omnibus accounts, the AML Services performed by BISYS are subject to a more limited scope, as discussed in the Release concerning the final rule of the Department of the Treasury, 31 CFR 103 and of the Commission, 17 CFR 270, entitled Customer Identification Programs for Mutual Funds issued on May 9, 2003 and subsequent guidance issued jointly by such agencies entitled Question and Answer Regarding the Mutual Fund Customer Identification Program Rule (31 CFR 103.131) issued on August 11, 2003

      (c) Provision of Certifying Officers.

      Subject to the provisions of this Section 23(c) and Section 23(d) of this Agreement, BISYS shall make BISYS employees available to the Trust to serve, upon designation as such by the Board, as the Chief Financial Officer of the Trust or under such other title to perform similar functions (each, a "Certifying Officer"). BISYS' obligation in this regard shall be met by providing an appropriately qualified employee of BISYS (or its affiliates) who, in the exercise of his or her duties to the Trust, shall act in good faith and in a manner reasonably believed to be in the best interests of the Trust. BISYS shall select, and may replace, the specific employee that it makes available to serve in the designated capacities as a Certifying Officer, in BISYS' reasonable discretion, taking into account each such person's responsibilities concerning, and familiarity with, the Trust's operations (but the designation of any such person as a Certifying Officer shall be subject to the approval of the Trust).

      The obligation of BISYS to provide an employee to serve in such capacity is also subject to, and conditioned upon, the provisions of Item 19 of Schedule B to this Agreement. Capitalized terms used but not defined in this Section 23(c) have the respective meanings ascribed to them in Item 19 of Schedule B.

      The Fund DCPs shall contain (or the Trust and BISYS shall otherwise establish) mutually agreeable procedures governing the certification process, and the parties shall comply with such procedures in all material respects. Among other things, the procedures shall provide as follows:

      The Trust shall establish and maintain a Fund DCP Committee comprised of persons including (at a minimum) the Trust's Principal Executive Officer, Chief Financial Officer ("CFO") and Chief Legal Officer (if any), at least one BISYS representative other than the CFO or Chief Compliance Officer, (if such officers are provided by BISYS), at least one representative of the investment adviser, and such other individuals as may be necessary or appropriate for the Fund DCP Committee to ensure the cooperation of, and to oversee, each of the Trust's agents that records, processes, summarizes, or reports information contained in Trust Reports (or other information from which such information is derived), including BISYS and the Other Service Providers to the Trust, such as the investment adviser and custodian. In connection therewith, the Fund DCP Committee shall assist the Certifying Officers by requiring that sub-certifications acceptable to the Certifying Officers be provided by the Other Service Providers. The CFO shall act as Chairman of the DCP Committee.

      The Fund DCP Committee shall meet prior to the filing date of each Report to review the accuracy and completeness of the relevant Report and record its considerations and conclusions in a written memorandum sufficient to support conclusions pertaining to Fund DCPs as required by the instructions to Form N-CSR and Form N-Q. In conducting its review and evaluations, the Fund DCP Committee shall:

                  (i) establish a schedule to ensure that all required
            disclosures in Form N-CSR and Form N-Q, including the financial statements, for the Trust are identified and prepared in a timeframe sufficient to allow review;

                  (ii) review SAS 70 Reports pertaining to BISYS and Other
            Service Providers, if applicable, or in the absence of any such reports, consider the adequacy of the sub-certifications supplied by the service provider. In cases where the SAS 70 Report is dated more than 90 days prior to the issuance of a Report, the DCP Committee shall request a written representation from the service provider regarding the continued application and effectiveness of internal controls described in the report, or descriptions of any changes in internal control structure, as of the date of the representation;

                  (iii) consider whether there are any significant deficiencies or material weaknesses in the design or operation of the Fund DCPs and internal control over financial reporting that could adversely affect the Trust's ability to record, process, summarize, and report financial information, and in the event that any such weaknesses or deficiencies are identified, disclose them to the Trust's Certifying Officers, the Trust's audit committee and its auditors;

                  (iv) consider whether, to the knowledge of each member of the
            Fund DCP Committee, there has been or may have been any fraud, whether or not material, and in the event that any such occurrence is identified, ensure that this has been disclosed to the Certifying Officers, so that Certifying Officers may inform the Trust's audit committee and its auditors; and

                  (v) determine whether there was any change in internal control over financial reporting that occurred during the Trust's second fiscal quarter of the period covered by the Report (for Reports on Form N-CSR) or during the most recent fiscal quarter (for Reports on Form N-Q) that has materially affected or is reasonably likely to materially affect, the Trust's internal control over financial reporting.

      A Certifying Officer shall have the full discretion to decline to certify a particular Report that fails to meet the standards set forth in the Certification, and to report matters involving fraud or other failures to meet the standards of applicable law to the audit committee of the Board.

      (d) Additional Provisions Concerning Executive Officers.

      It is mutually agreed and acknowledged by the parties that Certifying Officers provided by BISYS under the provisions of this Section 23 will constitute executive officers of the Trust ("Executive Officers"). The provisions of Section 23(c) of this Agreement are subject to the internal policies of BISYS concerning the activities of its employees and their service as officers of funds (the "BISYS Policies"), a copy of which shall be provided to the Trust upon request.

      The Trust's governing documents (including its Agreement and Declaration of Trust and By-Laws) and/or resolutions of the Board shall contain mandatory indemnification provisions that are applicable to each Executive Officer, that are designed and intended to have the effect of fully indemnifying him or her and holding him or her harmless with respect to any claims, liabilities and costs arising out of or relating to his or her service in good faith in a manner reasonably believed to be in the best interests of the Trust, except to the extent he or she would otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

      The Trust shall provide coverage to each Executive Officer under its directors and officers liability policy that is appropriate to the Executive Officer's role and title, and consistent with coverage applicable to other officers holding positions of executive management.

      In appropriate circumstances, each Executive Officer shall have the discretion to resign from his or her position, in the event that he or she reasonably determines that there has been or is likely to be (a) a violation of Sarbanes-Oxley, Applicable AML Laws or other Federal securities laws applicable to the Trust (the "Applicable Securities Laws") by the Trust, or (b) a material deviation by the Trust from the terms of this Agreement governing the services of such Executive Officer, which (in either case) is not primarily caused by the failure of such Executive Officer or BISYS to meet obligations under applicable laws and this Agreement. In addition, each Executive Officer shall have reasonable discretion to resign from his or her position in the event that he or she determines that he or she has not received sufficient information or cooperation from the Trust or its other service providers to appropriately perform his or her duties.

      Each Executive Officer may, and the Trust shall, promptly notify BISYS of any issue, matter or event that would be reasonably likely to result in any claim by the Trust, the Trust's shareholders or any third party which involves an allegation that any Executive Officer failed to exercise his or her obligations to the Trust in a manner consistent with applicable laws (including but not limited to any claim that a Report failed to meet the standards of Sarbanes-Oxley and other applicable laws).

      Notwithstanding any provision of this Agreement that expressly or by implication provides to the contrary, (a) it is expressly agreed and acknowledged that BISYS cannot ensure that the Trust complies with Applicable AML Laws, the Applicable Securities Laws or Sarbanes-Oxley, and (b) whenever an employee or agent of BISYS serves as an Executive Officer of the Trust, as long as such Executive Officer acts in good faith and in a manner reasonably believed to be in the best interests of the Trust (and would not otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office), the Trust shall indemnify the Executive Officer and BISYS and hold the Executive Officer and BISYS harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages incurred by them arising out of or resulting to the service of such Employee/Executive Officer as an Executive Officer of the Trust.

      24. Notices.

      Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section 24:

      If to the Trust:

                    Commonwealth International Series Trust
                    5847 San Felipe, #850
                    Houston, Texas 77057
                    Attn: Robert Scharar, President

            with a copy to:

                    Mitchell J. Rabil, Esq.
                    Rabil & Ropka
                    215 Fries Mill Road
                    Turnersville, New Jersey 08012
                    Attn: Fund Counsel - Commonwealth International Series Trust

      If to BISYS:

                    BISYS Fund Services Ohio, Inc.
                    3435 Stelzer Road
                    Columbus, OH 43219
                    Attn:  President

            with a copy to:

                    The BISYS Group, Inc.
                    105 Eisenhower Parkway
                    Roseland, NJ  07068
                    Attn: General Counsel

      25. Assignment.

      This Agreement and the rights and duties hereunder shall not be assignable by either of the parties without the prior written consent of the other party; provided, however, that either party may assign this Agreement to an affiliate of such party without the need for such consent. This Section 25 shall not limit or in any way affect BISYS' right to use a third party to perform obligations pursuant to Section 2 of this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

      26. Governing Law.

      This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to Delaware's conflicts of laws principles, and the applicable provisions of the 1940 Act. To the extent that the laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the applicable provisions of 1940 Act shall control.

      27. Activities of BISYS.

      The services of BISYS rendered to the Trust hereunder are not to be deemed to be exclusive. BISYS is free to render such services to others and to have other businesses and interests. It is understood that trustees, officers, employees and shareholders of the Trust and/or Fund are or may be or become interested in BISYS, as officers, employees or otherwise and that partners, officers and employees of BISYS and its counsel are or may be or become similarly interested in the Trust and/or Fund, and that BISYS may be or become interested in the Trust and/or Fund as a shareholder or otherwise.

      28. Privacy.

      Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to BISYS, or collected or retained by BISYS in the course of performing its duties as transfer agent, shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS involved in servicing the Trust except at the direction of the Trust or as required or permitted by law (including Applicable AML Laws). BISYS represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust. The Trust represents to BISYS that it has adopted a Statement of its privacy policies and practices as required by the Commission's Regulation S-P and agrees to provide BISYS with a copy of that statement annually.

      29. Miscellaneous.

            (a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

            (b) This Agreement constitutes the complete agreement of the parties as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

            (c) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

            (d) No amendment to this Agreement shall be valid unless made in writing and executed by both parties.

            (e) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain such part, term or provision.

[Signature page follows.]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed all as of the date first above written.

                                         COMMONWEALTH INTERNATIONAL SERIES TRUST

                                         By: /s Robert Sharar
                                             -----------------------------------
                                         Name: Robert Scharar
                                         Title: President


                                         BISYS Fund Services Ohio, Inc.

                                         By: /s/ Dana Donahue
                                             -----------------------------------
                                         Name: Dana Donahue
                                         Title: Executive Vice President

                                   SCHEDULE A
                        TO THE MASTER SERVICES AGREEMENT
                                     between
                         BISYS FUND SERVICES OHIO, INC.
                                       and
                     COMMONWEALTH INTERNATIONAL SERIES TRUST

Funds

Commonwealth Japan Fund
Commonwealth Australia/New Zealand Fund
Commonwealth Global Fund
Commonwealth Real Estate Securities Fund

                                   SCHEDULE B

                    TO THE MASTER SERVICES AGREEMENT between
                       BISYS FUND SERVICES OHIO, INC. and
                     commonwealth international series trust

                             Administration Services

1. Calculate contractual Fund expenses and make and control all disbursements for the Funds, subject to review and approval of an officer of the Trust or other authorized person (designated on the list of authorized persons approved by the Board), including administration of trustee and vendor fees and compensation on behalf of the Trust, and as appropriate;

2. Prepare, subject to review by counsel to the Trust: (i) the annual update to the Trust's registration statement on Form N-1A, and (ii) supplements to its Prospectus and Statement of Additional Information; and file any of the foregoing with the Commission upon the request of the Trust and counsel to the Trust;

3. Coordinate and prepare, with the assistance and approval of the Fund's investment adviser, counsel to the Trust and officers of the Trust, drafts of communications to shareholders of record of the Funds ("Shareholders"), including the annual report to Shareholders; prepare drafts of the certified semi-annual report for each Fund; prepare and file the final certified versions thereof on Form N-CSR; prepare and file the Fund's Form N-SAR; and file all required notices pursuant to Rule 24f-2;

4. Coordinate the distribution of prospectuses, supplements, proxy materials and reports to Shareholders; and coordinate the solicitation and tabulation of proxies (including the annual meeting of Shareholders each year, if one is held); and attend the Shareholder meetings
      (telephonically) and record the minutes of the meetings;

5. Administer contracts on behalf of the Trust with, among others, the Trust's investment adviser, distributor, custodian, transfer agent and fund accountant;

6. Coordinate with the Trust's transfer agent with respect to the payment of dividends and other distributions to Shareholders;

7.    Calculate performance data of the Funds for dissemination to up to fifteen
      (15) information services covering the investment Trust industry;

8. Prepare schedules for use by the Trust's auditors in connection with such auditor's preparation of the Trust's tax returns;

9. Assist with the layout and printing of prospectuses and assist with and coordinate layout and printing of the Funds' semi-annual and annual reports to Shareholders;

10. Assist with the design, development, and operation of the Funds, including new portfolios or classes, investment objectives, policies and structure, and provide consultation related to legal and regulatory aspects of the establishment, maintenance, and liquidation or dissolution of Funds;

11. Make available appropriate individuals to serve as officers of the Trust (to serve only in ministerial or administrative capacities relevant to BISYS' services hereunder, except as otherwise provided in this Agreement), upon designation as such by the Board;

12. Obtain and maintain fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust and other named insured in accordance with Rules 17g-1 and 17d-1 under this 1940 Act at the expense (except as otherwise provided in this Agreement) of the Trust and Funds and file the fidelity bonds and any notices with the Commission as required under the 1940 Act, to the extent such bonds and policies are approved by the Board;

13. Monitor and advise the Trust and its Funds on their regulated investment company status under the Internal Revenue Code of 1986, as amended. In connection with the foregoing, prepare and send quarterly reminder letters related to such status, and prepare quarterly compliance checklist for use by investment adviser(s) if requested;

14. Maintain corporate records on behalf of the Trust, including, but not limited to, minute books, the Declaration of Trust of the Trust and By-Laws for the Trust;

15. Assist the Trust in developing portfolio compliance procedures for each Fund, and provide daily and periodic compliance monitoring services incorporating certain of those procedures, which will include, among other matters, compliance with investment restrictions imposed by the 1940 Act, each Fund's investment objective, defined investment policies, and restrictions, tax diversification, and distribution and income requirements, provided such are determinable based upon the Fund's accounting records. In connection with the foregoing, review quarterly compliance reports that are prepared by the investment adviser(s), if any, and notify appropriate Fund officers and advisor of mark-to-market issues pursuant to Board-approved procedures. BISYS will also provide the Board with quarterly results of compliance reviews;

16. Provide assistance and guidance to the Trust with respect to matters governed by or related to regulatory requirements and developments including: monitoring regulatory and legislative developments which may affect the Trust, and assisting in strategic planning in response thereto; assisting the Trust and providing on-site personnel in responding to and providing documents for routine regulatory examinations or investigations; and coordinating with and taking instructions from counsel to the Trust in response to such routine or non-routine regulatory matters. The assistance to be provided with respect to Commission inspections includes (i) rendering advice regarding proposed responses (ii) compiling data and other information in response to Commission requests for information and
      (iii) communicating with Fund management and portfolio managers to provide status updates. In addition, BISYS will provide appropriate assistance with respect to audits conducted by the Funds' independent auditors including compiling data and other information as necessary;

17. Manage the preparation for Board meetings by (i) coordinating Board book preparation, production and distribution, (ii) subject to review and approval by the Trust and its counsel, preparing Board agendas, resolutions and minutes, (iii) preparing the relevant sections of the Board materials required to be prepared by BISYS, (iv) assisting to gather and coordinate special materials related to annual contract renewals and approval of Rule 12b-1 for and as directed by the trustees or fund counsel plans and related matters, (v) attending Board meetings (telephonically) and recording the minutes, and (vi) performing such other Board meeting functions as shall be agreed by the parties in writing;

18. Furnish advice and recommendations with respect to other aspects of the business and affairs of the Funds as the Trust shall request and the parties shall agree in writing; and

19. Assist the Trust in connection with its obligations under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and Rules 30a-2 and Rule 30a-3 under the 1940 Act (collectively, with such other related regulatory provisions applicable to the Trust, "Sarbanes-Oxley"), BISYS will internally establish and maintain controls and procedures ("BISYS internal controls") designed to ensure that information recorded, processed, summarized, or reported by BISYS and its affiliates on behalf of the Trust and included in financial information certified by Trust officers ("Certifying Officers") on Form N-CSR and Form N-Q ("Reports") is (a) recorded, processed, summarized, and reported by BISYS within the time periods specified in the Commission's rules and forms and corresponding disclosure controls and procedures of the Funds ("Fund DCPs"), and (b) accumulated and communicated to the relevant Certifying Officers consistent with the Fund DCPs.

      If requested by Certifying Officers with respect to a fiscal period during which BISYS serves or served as financial administrator, BISYS will provide a sub-certification consistent with the requirements of Sarbanes-Oxley pertaining to BISYS' services, solely for the purpose of providing a basis of support (as to information which has been prepared, processed and reported by BISYS, and as to BISYS internal controls) for the Certifying Officers to render the certifications required by Sarbanes-Oxley (or, if applicable with respect to a Report, inform the Certifying Officers of the reasons why the statements in such a certification would not be accurate). In rendering such sub-certifications concerning Trust Reports, BISYS may (a) limit its representations to information prepared, processed and reported by BISYS; (b) rely upon and assume the accuracy of the information provided by officers and other authorized agents of the Trust, including all Other Service Providers to the Trust, and compliance by such officers and agents with the Fund DCPs, including but not limited to, the Trust's investment adviser(s) and custodian; and (c) assume that the Trust has selected the appropriate accounting policies for the Fund(s).

      The Trust shall assist and cooperate with BISYS (and shall use its best efforts to cause its officers, investment advisers and other service providers to assist and cooperate with BISYS) to facilitate the delivery of information requested by BISYS in connection with the preparation of the Trust's Form N-CSR and Form N-Q, including Trust financial statements, so that BISYS may submit a draft Report to the Trust's Disclosure Controls and Procedures Committee ("Fund DCP Committee") prior to the date the relevant Report is to be filed. The Certifying Officers and the Chief Legal Officer (if any) of the Trust shall be deemed to constitute the Fund DCP Committee in cases in which no other Fund DCP Committee has been designated or is operative. In connection with its review and evaluations, the Fund DCP Committee shall establish a schedule to ensure that all required disclosures in Form N-CSR and in the financial statements for each Fund are identified and prepared in a timeframe sufficient to allow review by the Fund DCP Committee before the date the relevant report is to be filed. At the request of the Trust or its Certifying Officers, BISYS shall provide reasonable administrative assistance to the Trust in connection with obtaining service provider sub-certifications, SAS-70 reports on internal controls, and any applicable representations to bring such certifications current to the end of the reporting period, and in preparing summaries of issues raised in such documents.

      The Trust shall, in its own capacity, take all reasonably necessary and appropriate measures to comply with its obligations under Sarbanes-Oxley. Without limitation of the foregoing, except for those obligations which are expressly delegated to or assumed by BISYS in this Agreement, the Trust shall maintain responsibility for, and shall support and facilitate the role of each Certifying Officer and the Fund DCP Committee in, designing and maintaining the Fund DCPs in accordance with applicable laws, including (a) ensuring that the Fund DCP Committee and/or Certifying Officers obtain and review sub-certifications and reports on internal controls from the Trust's investment adviser(s) and other service providers, if any, sufficiently in advance of the date upon which the relevant financial statements must be finalized by BISYS (in order to print, distribute and/or file the same hereunder), (b) evaluating of the effectiveness of the design and operation of the Fund DCP, under the supervision, and with the participation of, the Certifying Officers, within the requisite timeframe prior to the filing of each Report, and (c) ensuring that its Certifying Officers render the requisite certifications or take such other actions as may be permitted or required under applicable laws.

22. Coordinate formulating and filing of the Funds' proxy voting records (as approved by the investment adviser) on Form N-PX.

23. File holdings reports on Form N-Q as required at the end of the first and third fiscal quarters of each year.

24. Prepare quarterly brokerage allocation compliance checklist and supporting documentation for use by investment adviser(s), as requested.

25.   Oversee/coordinate Trustee compensation.

26. Prepare and distribute Trustee/Officer Questionnaires, review completed Questionnaires and resolve any open issues with the Trust and counsel.

27.   Prepare and file amendments to the Articles of Incorporation as necessary.

28.   Prepare amendments to the By-Laws.

29.   Monitor wash sales.

30.   Assist with updating policies and procedures.

31. A BISYS representative shall conduct a quarterly visit to the Trust, for the purpose of in-person attendance at two meetings of the Board per year and for the purpose of improving communications between the parties and assisting in the integration and reporting with current and future investors, particularly institutional investors and to address enhancements to current services.

                                   SCHEDULE C

                    TO THE MASTER SERVICES AGREEMENT between
                         BISYS FUND SERVICES OHIO, INC.
                                       and
                     COMMONWEALTH INTERNATIONAL SERIES TRUST

                            FUND ACCOUNTING SERVICES

(a) BISYS will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 (the "Rule") under the 1940 Act:

            1. Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

            2. General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

            3.    Separate ledger accounts required by subsection (b)(2)(ii) and
                  (iii) of the Rule; and

            4. A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

(b) In addition to the maintenance of the books and records specified above, BISYS shall perform the following accounting services for each Fund:

            Allocate income and expense and calculate the net asset value per share ("NAV") of each class of shares offered by each Fund in accordance with the relevant provisions of the applicable Prospectus of each Fund and applicable regulations under the 1940 Act;

            Apply securities pricing information as required or authorized under the terms of the valuation policies and procedures of the Trust ("Valuation Procedures"), including (A) pricing information obtained from independent pricing services, with respect to securities for which market quotations are readily available, (B) if applicable to a particular Fund or Funds, fair value pricing information or adjustment factors obtained from independent fair value pricing services or other vendors approved by the Trust (collectively, "Fair Value Information Vendors") with respect to securities for which market quotations are not readily available, for which a significant event has occurred following the close of the relevant market but prior to the Fund's pricing time, or which are otherwise required to be made subject to a fair value determination under the Valuation Procedures, and (C) prices obtained from each Fund's investment adviser or other designee, as approved by the Board;

            Coordinate the preparation of reports that are prepared or provided by Fair Value Information Vendors which help the Trust to monitor and evaluate its use of fair value pricing information under its Valuation Procedures;

            Verify and reconcile with the Funds' custodian all daily trade activity;

            Compute, as appropriate, each Fund's net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity; (and other yields or standard or non-standard performance information as mutually agreed);

            Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ; and as agreed, in certain cases, to newspapers;

            If applicable, report to the Trust the periodic market pricing of securities in any money market funds, with the comparison to the amortized cost basis;

            Determine and report unrealized appreciation and depreciation on securities held in variable net asset value funds;

            Amortize premiums and accrete discounts on fixed income securities purchased at a price other than face value, if requested by the Trust;

            Update fund accounting system to reflect rate changes, as received from a Fund's investment adviser, on variable interest rate instruments;

            Post  Fund transactions to appropriate categories;

            Accrue expenses of each Fund according to instructions received from the Trust's Administrator, and submit changes to accruals and expense items to authorized officers of the Trust (who are not BISYS employees) for review and approval;

            Determine the outstanding receivables and payables for all (1)
                  security trades, (2) Fund share transactions and (3) income and expense accounts;

            Provide accounting reports in connection with and coordinate with independent auditors concerning the Trust's regular annual audit, and other audits and examinations by regulatory agencies; and

            Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.

            Provide a representative (in a non-voting capacity) for the Trust's
                  Pricing Committee, if any; and

            Assist the Trust in identifying instances where market prices are not readily available, or are unreliable, within parameters set forth in the Trust's Valuation Procedures.

(c) BISYS shall also perform the following additional accounting services for each Fund:

            1. Provide monthly a hard copy of the unaudited financial statements described below, upon request of the Trust. The unaudited financial statements will include the following items:

                  A.    Unaudited Statement of Assets and Liabilities,

                  B.    Unaudited Statement of Operations,

                  C.    Unaudited Statement of Changes in Net Assets, and

                  D.    Unaudited Condensed Financial Information

                  E.    Journal of securities sales and purchases;

                  F.    Portfolio Holdings Reports.

            2. Provide accounting information for the following: (in compliance with Reg. S-X as applicable):

                  A. federal and state income tax returns and federal excise tax returns;

                  B. the Trust's semi-annual reports with the Commission on Form N-SAR and Form N-CSR;

                  C. the Trust's schedules of investments for filing with the Commission on Form N-Q;

                  D. the Trust's annual and semi-annual shareholder reports and quarterly Board meetings;

                  E. registration statements on Form N-1A and other filings relating to the registration of shares;

                  F. BISYS' monitoring of each Fund's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended;

                  G.    annual audit by the Trust's auditors; and

                  H.    examinations performed by the Commission.

            3.    Calculate turnover and expense ratio.

            4.    Prepare schedule of Capital Gains and Losses.

            5.    Provide daily cash report.

            6. Maintain and report security positions and transactions in accounting system.

            7.    Prepare Broker Commission Report.

            8.    Monitor expense limitations.

            9.    Maintain list of failed trades.

            10.   Provide unrealized gain/loss report.

                                   SCHEDULE D
                    TO THE MASTER SERVICES AGREEMENT between
                         BISYS FUND SERVICES OHIO, INC.
                                       and
                     COMMONWEALTH INTERNATIONAL SERIES TRUST

                            TRANSFER AGENCY SERVICES

1.    Shareholder Transactions

            (a)   Process shareholder purchase and redemption orders.

            (b) Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

            (c) Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended.

            (d)   Issue periodic statements for shareholders.

            (e)   Process transfers and exchanges.

            (f) Process dividend payments, including the purchase of new shares, through dividend reimbursement.

            (g) Upon direction from the Funds, provide data to assist Funds in identifying market timing activity (customized reporting formats will be at an additional fee) based on information contained on the transfer agent system.

            (h)   Administer redemption fee process when applicable.

2.    Shareholder Information Services

            (a) Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

            (b) Produce detailed history of transactions through duplicate or special order statements upon request.

            (c) Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders, upon request.

3.    Compliance Reporting

            (a) Provide reports to the Commission, the National Association of Securities Dealers, Inc. and the states in which the Fund is registered.

            (b) Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

            (c)   Issue tax withholding reports to the Internal Revenue Service.

            (d) Report all redemption fee activity and any waivers to the Trust and board for review. Upon instructions from an officer of the Funds (who is not an employee of BISYS), BISYS will communicate a decision to an owner of an account to freeze such account.

4.    Dealer/Load Processing (if applicable)

            (a) Where appropriate information is available, provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

            (b) Calculate fees due under 12b-1 plans for distribution and marketing expenses.

            (c) Provide for payment of commission on direct shareholder purchases in a load fund.

            (d)   Calculate redemption fees, as appropriate.

5.    Shareholder Account Maintenance

            (a) Maintain all shareholder records for each account in the Trust.

            (b) Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

            (c)   Record shareholder account information changes.

            (d)   Maintain account documentation files for each shareholder.

6.    Anti-Money Laundering Services

            (a) Where appropriate and information is available, verify shareholder identity upon opening new accounts.

            (b) Monitor, identify and report shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required reports to the Commission, the U.S. Treasury Department, the Internal Revenue Service or each agency's designated agent, in each case consistent with the Trust's AML Program.

            (c) Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as provided in the Trust's AML Program.

            (d) Create documentation to provide a basis for law enforcement authorities to trace illicit funds.

            (e) Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Trust's AML Program, and make the same available for inspection by (i) the Trust's AML Compliance Officer, (ii) any auditor of the Trust's AML Program or related procedures, policies or controls that has been designated by the Trust in writing, or
                  (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Trust's AML Compliance Officer.

7.    Blue Sky Services

      Prepare such reports, applications and documents (including reports regarding the sale and redemption of shares in the Funds as may be required in order to comply with Federal and state securities laws) as may be necessary or desirable to register the shares in the Funds ("Shares") with state securities authorities, monitor the sale of Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Funds and the Shares and all amendments thereto, as may be necessary or convenient to register and keep effective the registration of the Funds and the Shares with state securities authorities to enable the Funds to make a continuous offering of their Shares. State securities ("Blue Sky") exemption services are made available at an additional standard fee which is earned by BISYS based on exemptions obtained by the Funds, including an annual minimum.

Transfer Agency Representation

      Following each quarterly period, BISYS will provide a representation to the following effect pertaining to the AML Services rendered by BISYS hereunder during such quarterly period:

      1. Performance of good order review for all new and reregistered accounts;

      2. Performance of acceptance review for all monetary instruments received;

      3. Administration of signature guarantee policy in accordance with prospectus requirements;

      4. If applicable, administration of escrow hold policy in accordance with prospectus requirements;

      5.    Verification of customer address changes;

      6. Verification of customer identification for all new accounts and all name changes on existing accounts;

      7. Monitoring of all purchase transactions made with cash equivalents totaling in excess of $10,000. The number of Form 8300 reports filed during the period will be reported;

      8. Monitoring of all accounts for suspicious activity. The number of Form SAR reports filed during the period will be reported;

      9. Review of shareholder names against lists of suspected terrorist and terrorist organizations supplied by various governmental organizations, such as the Office of Foreign Asset Control. The number of accounts frozen and otherwise reported to authorities during the period will be reported;

      10. Creation of the documentation necessary to provide a basis for law enforcement authorities to trace illicit funds; and

      11. Maintenance all records and other documentation related to shareholder accounts and transactions required to be prepared and maintained pursuant to the Trust's AML program for all BISYS transfer agent services.

      The following will be provided in such representation if the Trust falls under the related USA PATRIOT Act of 2001 provisions:

      12. Performance of the required due diligence to help prevent the opening of any accounts for foreign shell banks during the period either directly or through correspondent accounts.

      Performance of the required due diligence on any new correspondent accounts opened during the period.

                                   SCHEDULE E
                    TO THE MASTER SERVICES AGREEMENT between
                         BISYS FUND SERVICES OHIO, INC.
                                       and
                     COMMONWEALTH INTERNATIONAL SERIES TRUST

In the event that BISYS fails to perform the same service standard listed below during any three (3) consecutive months, the Trust may provide a notice requiring BISYS to cure said failure. In the event BISYS fails to perform pursuant to the relevant standard in the month following receipt of such notice, the Trust shall have the right, exercisable within the next thirty (30) days only, to terminate this Agreement upon sixty (60) days' notice to BISYS.

The service standards are subject to all terms and conditions of this Agreement, including without limitation, Sections 7 and 9, and BISYS shall not be subject to the service standards set forth herein when (i) BISYS has declared a disaster and must operate pursuant to its disaster recovery and business continuity plan and/or (ii) in the case of events beyond BISYS' reasonable control including, without limitation, force majeure events. In addition, it is understood and agreed that the service standards are dependent upon timely cooperation and timely authorization by the Trust and its investment adviser. BISYS shall have no liability for any failure to meet service standards that, directly or indirectly, arises from actions, delays or failures of the Trust or its investment adviser.

The required performance standard associated with a function will be measured by dividing the total number of times that function was correctly performed during the month by the total number of times that function occurred during the month. With respect to transfer agency-related performance standards, calculations are based on BISYS' service team level's performance where measurements are based on overall performance of the team servicing multiple clients, including the Trust.

An inaccurate calculation of the NAV is defined as when the correct calculation is $.01 per share or more difference from the originally stated NAV. Such inaccuracy is considered one event and will only be counted on the day it first occurred, unless the source of the inaccuracy changes during the relevant period. An NAV error occurs at the Fund level and not the class level.

It is anticipated that the Funds would not wish to deliver an NAV to NASDAQ if the accuracy of the NAV is in question at the time it is necessary to transmit the NAV to NASDAQ. If BISYS has reason to believe that an NAV is or may be incorrect, it may either "withhold" the NAV from NASDAQ or "withdraw" an NAV previously submitted, and, assuming the Fund's pricing committee or appropriate representatives can be reached, will do so in consultation and concurrence with the Funds' pricing committee or the appropriate representative of the Funds. In such event, BISYS shall not be deemed to have failed to report to NASDAQ by the applicable cut-off time.

                              PERFORMANCE STANDARDS

---------------------------------------------------------------------------------------------------
                 FUNCTION/TASK                               STANDARD PERFORMANCE MEASURE
---------------------------------------------------------------------------------------------------
Fund Administration
 - Monthly Compliance Checks                     Completed review 10 business days after receipt of
                                                 the IA's compliance reports

Daily Compliance Checks
 - SEC and Prospectus                            By 5:00 PM on Trade Date + 2 business days
 - IRS compliance Check                          By 5:00 PM on Trade Date + 2 business days

Fund Accounting
 - NAV's accurately completed and reviewed       99% accurately completed and reviewed

 - NAV's interfaced with T/A                     Target time is 6:15 p.m.

Transfer Agent
 - Percentage of accurately processed manual     95% processed accurately the first time
   financial transactions
---------------------------------------------------------------------------------------------------

Note: Business Days are days when the New York Stock Exchange is open and trading.

                                   SCHEDULE F
                    TO THE MASTER SERVICES AGREEMENT between
                         BISYS FUND SERVICES OHIO, INC.
                                       and
                     COMMONWEALTH INTERNATIONAL SERIES TRUST

FEES

The Trust shall pay BISYS on the first business day of each month, or as otherwise set forth below, fees for administration, fund accounting and transfer agency services, determined at the annual rates set forth below.

Administration and Fund Accountings Services Fees:

      Annual Asset-Based Fee

            0.07% of the first $500 million in aggregate net assets of all Funds; plus

            0.05% of the aggregate net assets of all Funds in excess of $500 million.

      This Asset-Based Fee is subject to an annual minimum, allocated among all Funds, equal to the number of Funds multiplied by (i) $65,000 for the period commencing with the Effective Date through December 31, 2007, (ii) $70,000 for the period commencing with January 1, 2008 through December 31, 2008, (iii) $75,000 for the period commencing with January 1, 2009 through December 31, 2009, and (iv) $80,000 the period commencing with January 1, 2010 and thereafter.

      Annual Additional Class Fee

            An additional class fee of $5,000 per class per year, applicable to each additional Fund class of shares over the first class of shares per Fund.

Transfer Agency Services Fee:

      A per CUSIP fee of $17,000 per CUSIP per year commencing with the date on which the services set forth on Schedule D commence; plus

      The following per account fees (applied per year commencing with the date on which the services set forth on Schedule D commence to each shareholder account, open or closed, on BISYS' transfer agency system):

                                       -----------------------------------------------
                                       The first 25,000 Open   Each Open Non-Networked
                                       Non-Networked Accounts  Account in excess of
                                                               25,000
      --------------------------------------------------------------------------------
      Per Open Non-Networked Account   $20                     $19
      --------------------------------------------------------------------------------

                                       -----------------------------------------------
                                       The first 25,000 Open   Each Open Networked
                                       Networked Accounts      Account in excess of
                                                               25,000
      --------------------------------------------------------------------------------
      Per Open Networked Account       $15                     $13.50
      --------------------------------------------------------------------------------

      ---------------------------------------------------------
      Per Closed Account               $2
      ---------------------------------------------------------

For these purposes, the following categories constitute an open account on the BISYS system in any one month: open account with balance, open account with zero balance, or open account with negative balance and closed account with activity. Closed accounts with no activity in the month are considered a closed account for billing purposes.

Annual Minimum Fee:

      The Administration and Fund Accounting Services Fees and Transfer Agency Services Fees set forth above are subject to an aggregate annual minimum of $350,000, subject to adjustment as set forth below, commencing with the date on which the services set forth on Schedule D commence. Other fees payable to BISYS (such as compliance services, anti-money laundering (AML) services, etc.) will not be applied towards satisfying this minimum. In the event of a merger of two Funds, the aggregate annual minimum shall be decreased by $75,000 for such merger, if any, not to exceed a total life-time decrease of $150,000 (i.e., the aggregate annual minimum shall never be less than $200,000). The aggregate annual minimum shall increase by $75,000 for each Fund added.

AML Fees

      Annual Fees

      Program servicing:              $4,500 for the first 50,000 accounts, plus
                                      $2,500 for accounts in excess of 50,000
      (to be billed in equal monthly installments)

      Early Warning annual fee:      $575.00

      Early Warning per record cost: $0.22
      Early Warning searches for all accounts except Networked Level III accounts are conducted and fees applied every three weeks.

      Equifax - per request cost:    $5.00

Fair Value Support Services

      As compensation for Fair Value Support Services (the services set forth in subsections (b)2 and (b)3 (as they relate to fair value determinations) of Schedule C to this Agreement). BISYS shall receive the following annual servicing fee for each Fund that the Trust designates as being subject to fair value determinations and for which Fair Value Support Services are to be provided by BISYS hereunder, as follows:

      One-time Development Fee, due upon the execution of this
      Agreement:                                                         $10,000

      Annual Fee for Fair Value Support Services to be provided by BISYS:

For each Fund with less than 200 securities: $5,000
For each Fund with at least 200 securities:  $7,500

      (The Annual Fee is to be billed in equal monthly installments) The foregoing BISYS fee(s) do not include out of pocket costs. BISYS will also be reimbursed by the Trust for the actual costs charged by Fair Value Information Vendors with respect to the provision of fair value pricing information to BISYS for use in valuing the portfolio holdings of a specific Fund or Funds.

Annual Fee Adjustment

Commencing March 1, 2008 , BISYS may annually increase the fixed fees and other fees expressed as stated dollar amounts in this Agreement by up to an amount equal to the most recent annual percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled "All Services Less Rent of Shelter" or a similar index should such index no longer be published.

Out of Pocket Expenses and Miscellaneous Charges

The out of pocket expenses and miscellaneous services fees and charges provided for under this Agreement are not included in the above fees and shall also be payable to BISYS in accordance with the provisions of this Agreement.